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                        [Dorsey & Whitney LLP letterhead]







                                 March 10, 1997




Olympic Financial Ltd.
Olympic Financial Center
7825 Washington Avenue South
Minneapolis, Minnesota  55439-2435

Re: Offer and Sale of 300,000 Units consisting in the aggregate of $300,000,000 principal amount of 11-1/2% Senior Notes due 2007 (the "Notes") and 300,000 Warrants (the "Warrants") to purchase an aggregate of 2,052,000 shares of Common Stock, par value $.01 per share, of the Company


Dear Ladies and Gentlemen:


          We have represented Olympic Financial Ltd., a Minnesota corporation (the "Company") in connection with the proposed public offer and sale of 300,000 Units consisting in the aggregate of $300,000,000 principal amount of 11-1/2% Senior Notes due 2007 (the "Notes") and 300,000 Warrants (the "Warrants") to purchase an aggregate of 2,052,000 shares of Common Stock, par value $.01 per share, of the Company, to be offered and sold pursuant to an Underwriting Agreement, dated March 7, 1997, among the Company and Donaldson, Lufkin & Jenrette Securities Corporation, J. P. Morgan Securities Inc. and Bear, Stearns & Co. Inc., including the preparation of a Prospectus Supplement dated March 7, 1997, to Prospectus dated March 7, 1997, which form a part of the Company's registration statement on Form S-3, Securities and Exchange Commission File No. 333-18027.

          In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such Prospectus, Prospectus Supplement, registration statement on Form S-3 and such other documents as we have deemed necessary or appropriate.

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          We hereby confirm that the discussions in the Prospectus Supplement under the caption "Certain Federal Income Tax Considerations" are a fair and accurate summary of the matters addressed therein, based upon current law and the facts and assumptions stated or referred to therein. In particular, the material federal income tax consequences to purchasers expected to result from the purchase, ownership and sale or other taxable disposition of the Units offered by such Prospectus Supplement, under currently applicable law, are as described therein. There can be no assurance that contrary positions may not be taken by the Internal Revenue Service.

          We hereby consent to the filing of this opinion as Exhibit 8.1 to a Current Report on Form 8-K of the Company and to the use of our name under the caption "Certain Federal Income Tax Considerations" in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


                                            Very truly yours,

                                            /s/ Dorsey & Whitney LLP
BJS